Lurie Besikof Lapidus
& Company, LLP

April 19, 2013

Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Ladies and Gentlemen:

On April 16, 2013, we received notice of our termination as the independent registered public accounting firm for Western Capital Resources, Inc. (the Company).

We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant," of the Company's Current Report on Form 8-K dated April 19, 2013, and are in agreement with the disclosures in the Current Report, insofar as they pertain to our firm.

Sincerely,

Lurie Besikof Lapidus & Company, LLP

Lurie Besikof Lapidus & Company, LLP

phone 612.377.4404
fax 612.377.1325
address 2501 Wayzata Boulevard
Minneapolis, MN 55405
website www.lblco.com